EXHIBIT 4.73
REYNOLDS GROUP HOLDINGS LIMITED
(FORMERLY KNOWN AS RANK GROUP HOLDINGS LIMITED)
AS PLEDGOR
AND
CREDIT SUISSE
AS THIRD PRIORITY SECURITY AGENT

THIRD-RANKING PLEDGE OVER SHARES AGREEMENT
(BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.)

THIS PLEDGE AGREEMENT has been entered into on 5 November 2009
BETWEEN
(1)	REYNOLDS GROUP HOLDINGS LIMITED, a company incorporated in New Zealand with registration number 1812226 (the “Pledgor”);

(2)	CREDIT SUISSE, acting for itself and as security agent for and on behalf of the Secured Parties (as defined herein) (the “Third Priority Security Agent”);
AND IN THE PRESENCE OF
(3)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a société anonyme incorporated under Luxembourg law with registered office at 6, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the register of commerce and companies of Luxembourg under the number B 128.592 (the “Company”);

(4)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent for the benefit of the Secured Parties, under and as defined in the First-Ranking Pledge Agreement (as defined herein) (the “First Priority Security Trustee”); and

(5)	CREDIT SUISSE, acting for itself and as security agent for and on behalf of the Secured Parties under and as defined in the Second-Ranking Pledge Agreement (as defined herein) (the “Second Priority Security Agent”).
WHEREAS:
(A)	Pursuant to the terms of a senior indenture (the “Senior Indenture”) entered into between inter alios, Beverage Packaging Holdings (Luxembourg) II S.A. as issuer (the “Issuer”), the Initial Senior Note Guarantors (as defined therein), The Bank of New York, as trustee, principal paying agent and transfer agent BNY Fund Services (Ireland) Limited, as Irish transfer agent and paying agent and Credit Suisse as security agent, the Issuer issued EUR 480,000,000 aggregate principal amount of senior notes due 2016 in favour of certain senior noteholders (the “Senior Notes”).

(B)	The parties to the Senior Indenture entered into a further indenture (the “Subordinated Indenture”) in relation to EUR 420,000,000 senior subordinated notes (the “Senior Subordinated Notes”).

(C)	Pursuant to a credit agreement (the “Credit Agreement”) dated on or about the date hereof and entered into between Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & CO KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers (the “Borrowers”), Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) have been made available to the Borrowers.

(D)	As a condition precedent to any draw down under the Credit Agreement, the Pledgor agreed, for the purpose of creating a first-ranking security interest over the Shares (as defined therein) in favour of the First Priority Security Trustee for the payment and discharge of all of the Secured Obligations (as defined therein), to enter into a pledge agreement (the “First-Ranking Pledge Agreement”).

(E)	In accordance with the terms of the Senior Indenture, the Pledgor agreed, for the purpose of creating a second-ranking security interest over the Shares (as defined therein) in favour of Credit Suisse as Second Priority Security Agent for the payment and discharge of all of the Obligations (as defined therein), to enter into a second-ranking pledge agreement over the Pledged Portfolio (the “Second-Ranking Pledge Agreement”).

(F)	In accordance with the terms of the Subordinated Indenture, the Pledgor has agreed, for the purpose of creating a third-ranking security interest over the Shares (as defined herein) for the payment and discharge of all of the Obligations (as defined herein), to enter into this Pledge Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Intercreditor Agreement (as defined herein) and in the Subordinated Indenture shall bear the same meaning herein, unless expressly provided to the contrary.

1.2	In this Pledge Agreement:

“Additional Intercreditor Agreement” has the meaning ascribed to such term in the Subordinated Indenture.

“Event of Default” has the meaning ascribed to such term in the Subordinated Indenture.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“First-Ranking Finance Documents” means:
(i)	the Finance Documents as defined in the First-Ranking Pledge Agreement together with the First-Ranking Pledge Agreement;

(ii)	any Future First-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Credit Agreement, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Company with the same priority as the Facilities.
“Future First-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the First-Ranking Pledge Agreement and any other first ranking security over any or all of the Pledged Portfolio to secure rights or obligations under the First-Ranking Finance Documents.

“Future Priority Pledge Agreements” means any future pledge or other agreement to secure obligations under or in relation to any Priority Finance Documents.

“Future Second-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the Second-Ranking Pledge Agreement and any other second-ranking security over any or all of the Pledged Portfolio to secure rights or obligations under the Second-Ranking Finance Documents.

“Future Third-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the Third-Ranking Pledge Agreement and any other third-ranking security over any or all of the Pledged Portfolio to secure rights or obligations under the Third-Ranking Finance Documents.

“Intercreditor Agreement” shall mean the intercreditor agreement dated as of May 11, 2007 and entered into between, amongst others, Reynolds Group Holdings Limited, Beverage Packaging Holdings (Luxembourg) I S.A., the senior lenders party thereto, the senior issuing bank party thereto and Credit Suisse, as senior agent and security trustee, as amended by a letter dated as of June 21, 2007, a further letter dated as of June 29, 2007 and pursuant to an amendment and restatement agreement dated on or about the date hereof.

“Intercreditor Arrangements” means the Intercreditor Agreement any Additional Intercreditor Agreement as well as those provisions of the Senior Indenture and the Subordinated Indenture, regarding the relation between the creditors with respect to the security interests of different ranks over the Pledged Portfolio.

“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor under each or any of the Third-Ranking Finance Documents (including, for the avoidance of doubt, any liability in respect of any further issuance of Senior Subordinated Notes or resulting from an amendment or an increase of the principal amount of the Senior Subordinated Notes) together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Third-Ranking Finance Documents or any other document evidencing or securing any such liabilities.

“Obligors” means the Issuer and each Subordinated Guarantor.

“Pledged Portfolio” means the Shares and the Related Assets.

“Priority Finance Documents” means the First-Ranking Finance Documents and the Second-Ranking Finance Documents.

“Priority Pledge Agreements” means the First-Ranking Pledge Agreement and the Second-Ranking Pledge Agreement.

“Priority Secured Parties” means the Secured Parties as defined in the First-Ranking Pledge Agreement and the Secured Parties as defined in the Second-Ranking Pledge Agreement.

“Priority Security Holders” means any person that has the benefit of security over any or all of the Pledged Portfolio, whether on behalf of itself or others, under any Priority

Pledge Agreement or any Future Priority Pledge Agreement and in particular the Priority Representatives and the Priority Secured Parties.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds (including the proceeds from any sale of the Shares following an enforcement of this Pledge and, in particular, any proceeds that may not immediately be used to discharge the Obligations) in respect of or derived from the Shares (whether by way of redemption, liquidation, bonus, preference, option, substitution, conversion or otherwise) except to the extent these constitute Shares.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Obligors or any other person having granted security or given a guarantee for the Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Second-Ranking Finance Documents” means:
(i)	the Senior Notes, the Senior Indenture and the Security Documents as defined in the Senior Indenture;

(ii)	any Future Second-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Senior Indenture, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Issuer with the same priority as the Senior Notes.
“Secured Parties” means any creditor under the Third-Ranking Finance Documents including in particular, but without limitation, any Holder (as such term is defined therein) in the Subordinated Indenture.

“Shares” means all of the shares (“actions”) in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued by the Company to the Pledgor from time to time, regardless of the reason of such issuance, whether by way of substitution, replacement, dividend or in addition to the shares held on the date hereof, whether following an exchange, division, free attribution, contribution in kind or in cash or for any other reason (the “Future Shares”), in which case such Future Shares shall immediately be and become subject to the security interest created hereunder.

“Subordinated Guarantee” has the meaning ascribed to such term in the Subordinated Indenture.

“Subordinated Guarantors” has the meaning ascribed to such term in the Subordinated Indenture.

“Third Priority Security Holders” means the Third Priority Security Agent and the Secured Parties.

“Third-Ranking Finance Documents” means:
(i)	the Senior Subordinated Notes, the Subordinated Indenture and the Security Documents (as defined in the Subordinated Indenture);

(ii)	any Future Third-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Subordinated Indenture, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Issuer with the same priority as the Senior Subordinated Notes.

1.3	In this Pledge Agreement, any reference to:

1.3.1	a “Clause” is, unless otherwise stated, a reference to a Clause hereof;

1.3.2	any agreement (including this Pledge Agreement, the Intercreditor Agreement, the Subordinated Indenture, or any other Third-Ranking Finance Documents) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time; and

1.3.3	a person is to any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.
1.4	Clause headings are for ease of reference only.

1.5	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

1.6	This Pledge Agreement has been entered into, executed and perfected after the execution of the First-Ranking Pledge Agreement and the Second-Ranking Pledge Agreement.

2.	PLEDGE OVER PLEDGED PORTFOLIO

2.1	The Pledgor pledges the Pledged Portfolio in favour of the Third Priority Security Agent, acting for itself and as security agent on behalf of the Secured Parties, who accepts, as third-ranking security (gage de troisième rang) (the “Pledge”) for the due and full payment and discharge of all of the Obligations.

2.2	This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In case of conflict between the terms of this Pledge Agreement and the terms of the Intercreditor Arrangements, the terms of the Intercreditor Arrangements shall prevail.

2.3	All rights granted by virtue of this Pledge Agreement to the Third Priority Security Agent are subordinated to the rights granted to the Priority Security Holders under the Priority Pledge Agreements and the Future Priority Pledge Agreements, and shall only be exercised by the Third Priority Security Agent if permitted in writing by any relevant Priority Security Holder or if permitted under the terms of the Intercreditor Arrangements (and where such rights are exercised in accordance with the provisions thereof).

2.4	The Pledgor and the Third Priority Security Agent request the Company to undertake and the Company, by signing hereunder for acceptance, undertakes to register the Pledge in its register of shareholders after having registered the pledge created under the Second-Ranking Pledge Agreement and to provide to the Third Priority Security Agent a copy of the register of shareholders evidencing such registration on the date hereof.

2.5	The following wording shall be used for the registration:

“All shares owned from time to time by REYNOLDS GROUP HOLDINGS LIMITED, and, in particular, the [number] of Shares owned on the date of the present registration with registration number [...] to [...], have been pledged in favour of CREDIT SUISSE acting for itself and as Third Priority Security Agent on behalf of the Secured Parties (as defined therein), pursuant to a third-ranking pledge agreement dated [date] (the “Third-Ranking Pledge Agreement”).

The Third-Ranking Pledge Agreement will rank third (i) after a first ranking pledge agreement dated [date] 2009 and pursuant to which REYNOLDS GROUP HOLDINGS LIMITED has granted a first-ranking pledge over the Pledged Portfolio in favour of THE BANK OF NEW YORK MELLON acting for itself and as collateral agent for the benefit of the Secured Parties, under and as defined in the First-Ranking Pledge Agreement (as defined therein) and any future first ranking pledge and (ii) after a second-ranking pledge agreement dated [date] 2009 and pursuant to which REYNOLDS GROUP HOLDINGS LIMITED has granted a second-ranking pledge over the Pledged Portfolio in favour of CREDIT SUISSE acting for itself and as Second Priority Security Agent on behalf of the Secured Parties (as defined therein).”

2.6	The Pledgor and the Third Priority Security Agent hereby give power to any member of the board of management of the Company, any lawyer of Loyens & Loeff in Luxembourg and any employee, officer or director of MAS Luxembourg, with full power of substitution to register the Pledge in the register of shareholders.

2.7	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Third Priority Security Agent to take or to cause any formal steps to be taken by the directors or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Third Priority Security Agent. In particular, should any such steps be required in relation to Future Shares, the Pledgor undertakes to take any such steps simultaneously to the issuance or receipt of Future Shares.

3.	VOTING RIGHTS AND DIVIDENDS

3.1	Any rights or powers conferred under this Clause 3 to the Third Priority Security Agent can only be exercised (without prejudice to the terms of the Intercreditor Arrangements) after the full and final discharge and release of the Priority Pledge Agreements and at any time any Future Priority Pledge Agreement is not subsisting. For the avoidance of doubt, each Priority Security Holder shall be authorised and entitled to exercise rights arising at law or under the Priority Pledge Agreements or any Future Priority Pledge Agreement, without having obtained a consent or approval, and without having to inform the Third Priority Security Agent except as otherwise expressly required in the Intercreditor Arrangements.

3.2	As long as this Pledge Agreement remains in force and unless there is an Event of Default which is continuing, the Pledgor shall be entitled to receive all dividends, subject to the terms of and to the extent permitted by the Third-Ranking Finance Documents and the Intercreditor Arrangements. Subject for the avoidance of doubt to clause 3.1 and the Intercreditor Arrangements, following the occurrence of an Event of Default which is continuing, the Third Priority Security Agent shall be entitled to receive all dividends and to apply them in accordance with the terms of the Third-Ranking Finance Documents and the Intercreditor Arrangements.

3.3	Unless there is an Event of Default which is continuing, the Pledgor shall be entitled to exercise all voting rights attached to the Shares in a manner which does not (i) materially and adversely affect this Pledge or cause an Event of Default to occur or vary the rights attaching to or conferred by all or any part of the Pledged Portfolio or (ii) increase the issued share capital of the Company if in the reasonable opinion of the Third Priority Security Agent this would materially prejudice the value of the Pledged Portfolio, or the ability of the Third Priority Security Agent to enforce the Pledge. Subject to clause 3.1 and the Intercreditor Arrangements, at any time there is an Event of Default which is continuing, the Pledgor shall not, without the prior written consent of the Third Priority Security Agent, exercise any voting rights or otherwise in relation to the Shares.

3.4	Subject to Clause 3.1 and the intercreditor Arrangements, the Third Priority Security Agent shall be entitled (but not obliged), at any time there is an Event of Default which is continuing, to exercise the voting rights attached to the Shares in accordance with the provisions of Article 9 of the Financial Collateral Law in any manner the Third Priority Security Agent deems fit. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Third Priority Security Agent, including the issuing of a written proxy in any form or any other document that the Third Priority Security Agent may require for the purpose of exercising the voting rights.

3.5	The provisions of this Clause shall not affect or prejudice the rights of any Priority Security Holder under the respective Priority Pledge Agreements or any Future Priority Pledge Agreement.

4.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

4.1	Subject to the terms of the Third-Ranking Finance Documents and the Intercreditor Arrangements, the Pledgor hereby represents as at the date of this Pledge Agreement to the Third Priority Security Agent that:
4.1.1	it is the sole owner of the Pledged Portfolio free from any encumbrance (except as permitted by the terms of the Subordinated Indenture and the Intercreditor

Arrangements (including any encumbrance created by this Pledge Agreement and any Priority Pledge Agreement));

4.1.2	the Shares represent the entire issued share capital of the Company;

4.1.3	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

4.1.4	it has not sold or disposed of all or any of its rights, title and interest in the Pledged Portfolio, except pursuant to the security interests referred to in 4.1.1 above;

4.1.5	it has the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement;

4.1.6	this Pledge Agreement constitutes its legal, valid and binding obligations and the Pledge, once perfected in accordance with Clause 2 (Pledge over Shares), creates an effective third-ranking security over the Pledged Portfolio enforceable in accordance with its terms subject to any reservations set out in the legal opinion delivered in relation to this Pledge Agreement; and

4.1.7	all necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are in full force and effect.
4.2	Subject to the terms of the Intercreditor Arrangements, except with the Third Priority Security Agent’s prior written consent (such consent not being required if, during any period while there is a Priority Pledge Agreement or Future Priority Pledge Agreement, the relevant Priority Security Holder has given its consent), the Pledgor shall not, unless permitted by the Subordinated Indenture:
4.2.1	sell or otherwise dispose of all or any of the Shares or of its rights, title and interest in the Pledged Portfolio, except pursuant to the security interests referred to in 4.1.1. above; or

4.2.2	create, grant or permit to exist (a) any encumbrance or security interest (other than the pledges created pursuant to the Priority Pledge Agreements, any Future Priority Pledge Agreements and this Pledge Agreement) over the Pledged Portfolio or (b) any restriction on the ability to transfer or realise all or any part of the Pledged Portfolio (other than, for the avoidance of doubt, any restriction arising under this Pledge Agreement, the Priority Pledge Agreements or any Future Priority Pledge Agreements).
4.3	The Pledgor hereby undertakes that, during the subsistence of this Pledge Agreement:
4.3.1	it shall cooperate with the Third Priority Security Agent and sign or cause to be signed all such further documents and take all such further action as the Third Priority Security Agent may from time to time reasonably request, and to which the relevant Priority Security Holder consent, to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

4.3.2	it shall not knowingly take any steps nor do anything which would materially and adversely affect the existence of the security interest created hereunder except as required by the relevant Priority Security Holder; and

4.3.3	without prejudice to Clause 3 (Voting Rights and Dividends), it will inform the Third Priority Security Agent of any meeting of the shareholders, as well as of the agenda thereof if, in each case, such agenda or meeting could reasonably be expected to materially and adversely affect the security interest created under this Pledge Agreement and, in particular, of any intention to increase the share capital of the Company and/or to issue new shares.
5.	POWER OF ATTORNEY

5.1	Subject to the Intercreditor Arrangements, the Pledgor irrevocably appoints the Third Priority Security Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Third Priority Security Agent, acting reasonably, may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Third Priority Security Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Portfolio must be carried out as described in Clause 6 (Remedies upon Default) hereunder. The powers under this Clause 5.1 shall only be exercisable following the service of a notice under Clause 6.02 of the Subordinated Indenture or if the Pledgor has failed to comply with any obligations hereunder within 10 Business Days of being notified of that failure and being requested to comply.

5.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Third Priority Security Agent in the exercise of that power of attorney.

6.	REMEDIES UPON DEFAULT

6.1	Any rights or powers conferred under this Clause 6 on the Third Priority Security Agent, can only be exercised after full and final discharge of the obligations secured by Priority Pledge Agreements and at any time any Future Priority Pledge Agreement is not subsisting, or as otherwise expressly provided for and in accordance with the terms of the Intercreditor Arrangements.

6.2	Following the occurrence of an Event of Default which is continuing, and subject to the Priority Pledge Agreements, any Future Priority Pledge Agreements and the Intercreditor Arrangements, if the Obligations are due and payable and remain unpaid, the Third Priority Security Agent shall be entitled to realise the Pledged Portfolio in the most favourable manner provided for by Luxembourg law and may, in particular, but without limitation,
6.2.1	appropriate the Pledged Portfolio in which case the Pledged Portfolio will be valued at its fair value, as determined by an independent expert appointed by the Third Priority Security Agent, to the extent possible among the members of the of the Institut Luxembourgeois des réviseurs d’entreprises or, if no such appointment can be made or no valuation can be obtained within a reasonable time, by the Third Priority Security Agent in its commercially reasonable discretion. The Third Priority Security Agent may appoint a qualified third party to make (or to assist the Third Priority Security Agent in making) such valuation;

6.2.2	sell the Pledged Portfolio in a private sale at normal commercial terms (conditions commerciales normales), or in a sale organised by a stock exchange (to be chosen by the Third Priority Security Agent), or in a public sale (organised at the discretion of the Third Priority Security Agent and which, for the avoidance of doubt, does not need to be made by or within a stock exchange);

6.2.3	request a judicial decision that the Pledged Portfolio shall be attributed to the Third Priority Security Agent in discharge of the Obligations following a valuation of the Pledged Portfolio made by a court appointed expert;

6.2.4	proceed to a set off between the Obligations and the Pledged Portfolio.
6.3	Subject to the terms of the Intercreditor Arrangements, the Third Priority Security Agent shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Obligations, in accordance with and subject to the terms of the Third-Ranking Finance Documents and the Intercreditor Arrangements.

7.	EFFECTIVENESS OF COLLATERAL

7.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations and shall remain in full force and effect until it has been discharged by the express written release thereof granted by the Third Priority Security Agent or in accordance with the terms of the Intercreditor Arrangements and the Third Ranking Finance Documents.

7.2	The Pledge shall be cumulative, in addition to, and independent of every other security which the Third Priority Security Agent and the Secured Parties may at any time hold as security for the Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Third Priority Security Agent and the Secured Parties may now or at any time in the future have in respect of the Obligations.

7.3	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Third Priority Security Agent or the Secured Parties in perfecting or enforcing any security interest or rights or remedies that the Third Priority Security Agent or the Secured Parties may now or at any time in the future have from or against the Pledgor or any other person.

7.4	No failure on the part of the Third Priority Security Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

7.5	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Third Priority Security Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:
7.5.1	any amendment to, or any variation, waiver or release of, any Obligation or of the obligations of any Obligor under any other Third-Ranking Finance Documents and the Intercreditor Agreement;

7.5.2	any failure to take, or fully to take, any security contemplated by the Third-Ranking Finance Documents and the Intercreditor Agreement or otherwise agreed to be taken in respect of the Obligations;

7.5.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Obligations; or

7.5.4	any other act, event or omission which, but for this Clause 7.5, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Third Priority Security Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.
7.6	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

7.7	Neither the Third Priority Security Agent, nor the Secured Parties or any of their agents shall be liable to the Pledgor by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of gross negligence or wilful misconduct upon their part.

8.	INDEMNITY

8.1	Subject to terms of the Subordinated Indenture and the Intercreditor Agreement, neither the Third Priority Security Agent nor the Secured Parties shall be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence.

8.2	The Third Priority Security Agent and the Secured Parties shall be indemnified in accordance with the provisions of Clause 7.07 (Compensation & Indemnity) of the Subordinated Indenture.

9.	RIGHTS OF RECOURSE

9.1	For as long as the Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Third Priority Security Agent or the Secured Parties have any obligations under the Third-Ranking Finance Documents and the Intercreditor Agreement, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off.

9.2	The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Third Priority Security Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Obligations.

9.3	Without prejudice to Clause 9.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7.1 of this Pledge Agreement).

10.	PARTIAL ENFORCEMENT

Subject to Clause 6 (Remedies upon Default), the Third Priority Security Agent shall have the right, to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Portfolio, as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

11.	COSTS AND EXPENSES

All the Third Priority Security Agent’s reasonable costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Pledge Agreement or otherwise in relation to it, (b) the perfection or enforcement of the collateral hereby constituted or (c) the exercise of its rights, shall be reimbursed to the Third Priority Security Agent in accordance with the provisions of Clause 6.11 (Undertaking for Costs) of the Subordinated Indenture.

12.	CURRENCY CONVERSION

Without prejudice to the terms of the Third-Ranking Finance Documents and the Intercreditor Agreement, for the purpose of, or pending the discharge of, any of the Obligations the Third Priority Security Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Third Priority Security Agent, acting reasonably, may think fit and any such conversion shall be effected at the Third Priority Security Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

13.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Clause 13.02 (Notices) of the Subordinated Indenture.

14.	SUCCESSORS

14.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Third Priority Security Agent, and references to the Secured Parties or the Third Priority Security Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Third Priority Security Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Third Priority Security Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

14.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Third-Ranking Finance Documents and in particular Clause 14.1 hereof, the Secured Parties and the Third Priority Security Agent hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Obligations or any other rights arising under the Third-Ranking Finance Documents and the Intercreditor Arrangements.

14.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Third Priority Security Agent to make any notifications and/or to require any required registrations to be made in the register of shareholders of the Company, or to take any other steps, and undertakes to do so itself if so requested by the Third Priority Security Agent.

15.	AMENDMENTS AND PARTIAL INVALIDITY

15.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.

15.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

16.	LAW AND JURISDICTION

This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Pledge Agreement has been duly executed by the parties in five originals.

SIGNATURE PAGE — THIRD RANKING PLEDGE OVER SHARES IN BPH I
The Third Priority Security Agent
CREDIT SUISSE
Duly represented by:

/s/ Seve Martin	/s/ Ian Croft

Name: Steve Martin	Name: Ian Croft
Title: Vice President	Title: Assistant Vice President
The Pledgor
REYNOLDS GROUP HOLDINGS LIMITED
By its attorney in the presence of:

/s/ Alex Howard	/s/ Philip West

Witness Signature	Attorney Signature

Alex Howard	Philip West

Print Name	Print Name

Trainee Solicitor
Occupation

[ ]
Address

By signing hereunder for acceptance, the Company (i) acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Portfolio for the purposes of Article 5.(2) (c) of the Financial Collateral Law and takes notice of the terms thereof. In this respect, the Company hereby authorizes, appoints and directs any member of the board of management of the Company and any lawyer of Loyens & Loeff in Luxembourg and any employee, officer or director of MAS Luxembourg, acting individually and with full power of substitution, to duly register forthwith this Pledge in the register of shareholders of the Company and to provide the Third Priority Security Agent on the date of this Pledge Agreement with a certified copy of the register, evidencing the registration of the present pledge on the date hereof, (ii) and agrees to the terms thereof, subject to the terms of the Intercreditor Arrangements.
The Company
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
Duly represented by:

/s/ Paul Cattermole
Name:	Paul Cattermole
Title:	Vice President

By signing hereunder for acceptance, The Bank of New York Mellon as First-Priority Security Trustee under the First-Ranking Pledge Agreement, accepts the pledge granted under Clause 2 of this Pledge Agreement, for the purpose of Article 6.(1) (c) of the Financial Collateral Law, and agrees to take the benefit of its terms, subject to the terms of the Intercreditor Arrangements.
The First Priority Security Trustee
THE BANK OF NEW YORK MELLON
Duly represented by:

/s/ Michael Lee
Name:	Michael Lee
Title:	Senior Associate

SIGNATURE PAGE

By signing hereunder for acceptance, Credit Suisse as Second-Priority Security Agent under the Second-Ranking Pledge Agreement, accepts the pledge granted under Clause 2 of this Pledge Agreement, for the purpose of Article 6.(1) (c) of the Financial Collateral Law, and agrees to take the benefit of its terms, subject to the terms of the Intercreditor Arrangements.
The Second Priority Security Agent
CREDIT SUISSE
Duly represented by:

/s/ Seve Martin Name: Steve Martin	/s/ Ian Croft Name: Ian Croft
Title: Vice President	Title: Assistant Vice President

SIGNATURE PAGE